Exhibit 99.1

Station Casinos Announces Second Quarter 2014 Results

LAS VEGAS--(BUSINESS WIRE)--August 12, 2014--Station Casinos LLC (“Station,” “we” or the “Company”) today announced the results of its operations for the second quarter ended June 30, 2014.

“Despite a challenging operating environment in the second quarter, Station Casinos continued its positive trend of year over year improvements by posting its thirteenth consecutive quarter of Adjusted EBITDAM growth,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We recorded Adjusted EBITDAM of $104.4 million for the quarter, a 6.9% improvement over the prior year.”

Highlights

  Highest second quarter net revenues, Adjusted EBITDAM and Adjusted EBITDAM margin since the second quarter of 2008.
  Adjusted EBITDAM margin increased 130 basis points to 32.2%.
  Increased same-store Las Vegas net revenues and Adjusted EBITDAM.
  Graton Resort & Casino reported Adjusted EBITDAM of $53.8 million and the Company recorded $6.7 million in management fees.
  Repaid $60 million in principal amount of debt year-to-date.

Consolidated Results of Operations

The Company's consolidated net revenues for the second quarter ended June 30, 2014 were $324.2 million, an increase of 2.4% compared to the prior year period. Consolidated Adjusted EBITDAM for the quarter, excluding Fertitta Interactive, was $104.4 million, an increase of 6.9% compared to the prior year period, while the Company’s Adjusted EBITDAM margin increased 130 basis points to 32.2%. Same-store Las Vegas net revenues were up 0.2% compared to the prior year period. Revenues were impacted by a soft gaming revenue environment, as well as several restaurant closures relating to the Company’s capital improvement plans. Same-store Las Vegas Adjusted EBITDAM for the quarter was up 0.6% and same-store Las Vegas Adjusted EBITDAM margin increased 10 basis points to 31.4%, despite some unanticipated cost increases. Graton Resort & Casino recorded $88.9 million in net revenue and $53.8 million in Adjusted EBITDAM for the quarter. Station recorded $6.7 million in management fees from Graton Resort & Casino.

Including the results of Fertitta Interactive, Adjusted EBITDAM for the quarter was $101.9 million, an increase of 6.0% compared to the prior year period, while Adjusted EBITDAM margin for the quarter increased 100 basis points to 31.4%.

Year to date through June 30, 2014, the Company’s consolidated net revenues were $653.4 million, a 4.0% increase compared to the first six months of 2013. Adjusted EBITDAM, excluding Fertitta Interactive, was $215.2 million for the six months, a $19.3 million or 9.8% increase compared to the prior year and Adjusted EBITDAM margin increased 170 basis points to 32.9%. Graton Resort & Casino recorded $110.8 million in Adjusted EBITDAM for the six months ended June 30, 2014, and Station recorded $14.1 million in management fees.

Including the results of Fertitta Interactive, Adjusted EBITDAM for the six months ended June 30, 2014 was $207.9 million, an increase of 7.7% compared to the prior year period, while Adjusted EBITDAM margin for the six month period increased 110 basis points to 31.8%.

“Our same-store Las Vegas properties continued to perform well on many measures in the second quarter. Despite the softness in revenues and some unanticipated costs, we were still able to yield significant flow-through this quarter of 98% of the revenue increase to Adjusted EBITDAM in the quarter,” Falcone stated.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Upgrades and Renovations at Red Rock Resort and Green Valley Ranch Resort

We made significant progress on the $55 million investment in renovation and capital improvement projects at Red Rock Resort and Green Valley Ranch. During the quarter, we completed the renovations at Tbones Chophouse and opened Mercadito Mexican Restaurant and The Weiner Circle at Red Rock Resort. We are planning to complete the new mall connector and additional parking during the third quarter prior to the opening of Downtown Summerlin. Hearthstone Kitchen & Cellar, a new rustic American dining experience managed by The Light Group, is expected to open at Red Rock Resort in the fourth quarter, along with both a new Asian noodle bar concept and renovated Italian restaurant. At Green Valley Ranch, the four new food offerings and bar concepts along with the renovated guest rooms are expected to be complete in the first quarter of 2015.

Balance Sheet Items

As of June 30, 2014, the outstanding principal balance of the Company’s long-term debt was $2.1 billion (excluding a non-recourse land loan of $112 million) and cash and cash equivalents were $153.5 million. During the six months ended June 30, 2014, the Company reduced outstanding debt by $60.5 million. As of June 30, 2014, our debt (net of excess cash) to Adjusted EBITDAM ratio was approximately 5.0 times, including the pro forma impact of management fees from Graton Resort & Casino and excluding the non-recourse land loan. Pursuant to the terms of our credit agreement, we made our annual excess cash flow payment of $50.7 million to our term loan lenders on April 14, 2014.

Conference Call Information

The Company will host a conference call on August 12, 2014 at 1:30 p.m. (PT) to discuss its second quarter 2014 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from 5:00 p.m. (PT) on August 12, 2014 through August 19, 2014 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan. Station also owns a 57.3% interest in Fertitta Interactive LLC.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; risks related to the operations of the newly opened Graton Resort & Casino and its ability to pay management fees and other amounts payable to us from the Graton Resort & Casino; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive LLC; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDAM is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, charges relating to share-based compensation, write-downs and other charges, net, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, and excludes Adjusted EBITDAM attributable to MPM noncontrolling interests and Adjusted EBITDAM of Fertitta Interactive. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, financing or investing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as us, and therefore our measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating revenues:
Casino	$223,922	$224,962	$452,359	$445,819
Food and beverage	59,543	59,580	120,589	120,265
Room	28,884	26,857	57,264	54,129
Other	18,545	18,052	35,621	33,896
Management fees	17,058	11,020	34,444	20,860
Gross revenues	347,952	340,471	700,277	674,969
Promotional allowances	(23,801)	(23,892)	(46,855)	(46,599)
Net revenues	324,151	316,579	653,422	628,370

Operating costs and expenses:
Casino	86,808	85,627	174,524	170,446
Food and beverage	39,403	40,265	79,502	82,033
Room	11,425	10,482	22,715	21,615
Other	7,979	7,210	14,950	13,369
Selling, general and administrative	75,738	75,317	154,628	145,806
Development and preopening	144	46	173	186
Depreciation and amortization	33,626	35,417	66,675	70,748
Management fee expense	12,352	11,790	25,116	23,536
Write-downs and other charges, net	14,497	3,037	16,022	5,550
	281,972	269,191	554,305	533,289

Operating income	42,179	47,388	99,117	95,081
Earnings from joint ventures	585	474	1,026	993
Operating income and earnings from joint ventures	42,764	47,862	100,143	96,074

Other (expense) income:
Interest expense, net	(37,158)	(40,530)	(76,816)	(83,829)
Loss on extinguishment of debt	-	-	(4,132)	(146,787)
Gain on Native American development	49,074	-	49,074	-
Change in fair value of derivative instruments	(71)	34	(73)	(238)
	11,845	(40,496)	(31,947)	(230,854)
Net income (loss)	54,609	7,366	68,196	(134,780)
Less: Net (loss) income attributable to noncontrolling interests	(752)	70	(2,449)	(1,284)
Net income (loss) attributable to Station Casinos LLC	$55,361	$7,296	$70,645	$(133,496)

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income (loss)	$54,609	$7,366	$68,196	$(134,780)
Interest expense, net	37,158	40,530	76,816	83,829
Depreciation and amortization	33,626	35,417	66,675	70,748
Management fee expense	12,352	11,790	25,116	23,536
Development and preopening	144	46	173	186
Share-based compensation	763	819	1,538	1,908
Write-downs and other charges, net	14,497	3,037	16,022	5,550
Loss on extinguishment of debt	-	-	4,132	146,787
Gain on Native American development	(49,074)	-	(49,074)	-
Change in fair value of derivative instruments	71	(34)	73	238
Adjusted EBITDAM attributable to MPM noncontrolling interests	(4,161)	(4,047)	(7,444)	(7,470)
Adjusted EBITDAM attributable to Fertitta Interactive noncontrolling interests	1,920	1,219	5,682	2,509
Adjusted EBITDAM attributable to Station Casinos LLC	101,905	96,143	207,905	193,041
Adjusted EBITDAM of Fertitta Interactive attributable to Station Casinos LLC	2,474	1,528	7,296	2,894
Adjusted EBITDAM	$104,379	$97,671	$215,201	$195,935

Principal amount of long-term debt at June 30, 2014:
Credit agreement	$1,554,016
Senior notes	500,000
Land loan	112,233
Other	43,136
Total	$2,209,385

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson, 702-495-4248
Vice President of Corporate Communications